SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 1, 2001
Date of Report (Date of Earliest Event Reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	811-04893	042942862

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts	02110

(Address of Principal Executive Offices)	(Zip Code)

(212) 662-2789
(Registrant’s Telephone Number, Including Area Code)

TABLE OF CONTENTS

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

         Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the December 2001 Monthly Review on the Fund by the Fund’s investment adviser.

2

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 11, 2002

	By:	/s/ Haichi Vicki Hau

Name: Haichi Vicki Hau Title: Secretary

3

THE TAIWAN FUND, INC. REVIEW DECEMBER 2001
HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei, Taiwan, R.O.C.	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

         Taiwan’s stock market rebounded due to the continuous inflow of foreign portfolio investments and the low interest rate environment which helps to generate liquidity. During December, foreign portfolio investors were net buyers of NT$6.7 billion (US$0.2 billion), the stock market rebounded 23.09% in U.S. dollar terms and the NT dollar (NT$) depreciated against the U.S. dollar (US$) by 1.55%. During 2001, foreigners were net buyers of approximately NT$306 billion (US$8.7 billion), while the NT dollar depreciated against the U.S. dollar by 6.08%. In December, TAIEX and OTC electronics sectors were the leading sectors, increasing 28.45% and 50.01% in NT dollars respectively. Steel, tourism and shipping were the worst performing sectors, increasing only 5.81%, 6.59% and 9.91% in NT dollars respectively. The average daily turnover reached NT$146.7 billion in December, compared to NT$87.48 billion in November.

         In the technology sector, the Fund continues to focus on the electronics sector, particularly the Integrated Circuit (IC) fabless design house related companies, as those companies continue to deliver both revenues and earnings growth. Also, the Fund increased its holdings in data networking related stocks due to continuous demand for broadband devices. DRAM stocks were also added to the Fund’s holdings due to the rebound in DRAM spot price. Such a rebound can be attributed to the possibility of the merger between Micron Technology (U.S.’s) and Hynix Semi (Korea), which may, in turn, result in a decreased supply of DRAM chips to the market. In addition to the technology sector, the Fund continues to increase its holdings in certain companies related to medical-mechanical devices.

Albert King

Core & Active Portfolio Asset Allocation

As of 12/31/01	% of Core	% of Active	% of
	Portfolio	Portfolio	TAIEX
Semiconductor	25.38	15.62	24.67

Electronics	18.18	27.38	18.11

Banking	15.52	0	15.66

PC & Peripherals	14.66	26.06	14.96

Telecommunication	7.55	14.69	6.68

Plastics	3.48	0	3.41

Textile	2.45	0	2.49

Steel	1.43	0	1.54

Transportation	1.19	0	1.35

Retail	1.08	0	0.94

Foods	0.83	0	0.86

Chemical	0.79	3.88	1.06

*C. S. & Software	0.76	1.32	0.73

Auto	0.74	0	0.67

Insurance	0.71	0	0.89

Others	5.25	2.29	5.98

Total	100.00	91.24	100.00

Cash		8.76

Total Active Portfolio Net Asset: US$87.38M Total Core Portfolio Net Asset: US$132.87M

Total Fund Asset Allocation

As of 12/31/01	% of	% of
	Total Fund	TAIEX
Electronics	21.70	18.11

Semiconductor	21.62	24.67

PC & Peripherals	19.04	14.96

Telecommunication	10.27	6.68

Banking	9.55	15.66

Plastics	2.14	3.41

Chemical	1.97	1.06

Textile	1.52	2.49

*C. S. & Software	0.98	0.73

Steel	0.88	1.54

Transportation	0.74	1.35

Retail	0.66	0.94

Foods	0.51	0.86

Insurance	0.46	0.89

Auto	0.45	0.67

Others	4.15	5.98

Total	96.64	100.00

Cash	3.36

Total Net Asset: US$220.25M

(*)=Computer Service & Software

Top 10 Holdings of Active Portfolio

As of 12/31/01	% of Active Portfolio
Mediatek Incorporation	8.02

Accton Technology Corp	7.37

Realtek Semiconductor	5.83

United Micro Electronics	5.39

ProMos Technologies Inc.	5.30

Optoma Corp	5.05

Taiwan Semiconductor Mfg	4.92

Micro-Star International	4.45

Premier Camera Taiwan Ltd	4.00

Quanta	3.89

Total	54.22

Top 10 Holdings of Total Fund Portfolio

As of 12/31/01	% of Total Portfolio
United Micro Electronics	8.83

Taiwan Semiconductor Mfg	8.60

Quanta	4.08

Mediatek Incorporation	4.04

Realtek Semiconductor	3.81

Asustek Computer Inc.	3.74

Hon Hai Precision Industry	3.52

Accton Technology Corp	2.98

Chunghwa Telecom Co	2.48

Ambit Microsystems	2.44

Total	44.52

Premium/Discount of TWN

Taiwan Fund Premium/Discount
01/01/1993-12/31/2001

NAV: US$13.46 No. of Shares: 16.4M	Price: US$11.75	Prem.: -12.70%

Performance Comparison

(Return in US$)	Total Returns As of 12/31/01	Unit:%

	Last	Last	Last
	1 Mth	3 Mth	6 Mth	2001	2000	1999	1998

TWN	21.26	51.75	12.35	6.57	-45.08	47.29	-15.31

ROC	19.73	38.46	3.05	-6.57	-39.94	35.86	-18.42

Taipei	20.25	38.41	1.09	-15.69	-50.94	13.87	-11.90

Formosa	22.14	45.70	2.07	9.35	-51.04	19.57	-13.85

Formosa Growth	18.82	41.18	2.82	4.46	-51.94	38.49	-5.47

New Taipei	23.93	50.54	3.53	2.33	-45.59	33.91	2.40

Index	23.09	50.67	11.84	10.42	-46.53	34.16	-20.31

Taiwan Fund (Since Launch 12/31/1986): 619.75%

Performance Chart

Taiwan’s Macro Economics Review

Foreign Portfolio Investments v.s. TAIEX Index
1/1990-12/2001

The recent rally on the Taiwan stock market is attributed to the inflows of foreign portfolio investments. In 2001, Qualified Foreign Institutional Investors (QFII’s) were net buyers of approximately NT$306 billion or US$8.7 billion.

*Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures mentioned above are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell the securities mentioned.

*Effective. from 1st November 1999, the daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may call toll free (800)636-9242.

*Please notify us immediately if you are having problems receiving this telecopy.	Fund Manager: Albert King